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                 [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]


                                 March 27, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Attention: Filing Desk, Mail Stop 1-4


     Re:  JENNER TECHNOLOGIES, INC.
          REGISTRATION STATEMENT ON FORM S-1


Ladies and Gentlemen:

     On behalf of Jenner Biotherapies, Inc., a Delaware corporation and successor to Jenner Technologies, Inc., a California corporation (the "Company"), we hereby withdraw the Company's Registration Statement on Form S-1 filed with the Commission on February 19, 1997 (SEC File Number 333-22039).

     Please contact Blair W. Stewart, Jr. or me if you have any questions regarding the above.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation


                                        /s/ LINDA M. CUNY
                                        -----------------
                                        Linda M. Cuny


cc:  Anthony E. Maida, III
     Blair W. Stewart, Jr., Esq.
     Raj Aji, Esq.